SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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The MONY Group Inc. sent the following memorandum from its Chairman and Chief Executive Officer to employees of MONY on February 6, 2004.

From Michael Roth:

I wanted to take a moment to recap where we stand on our anticipated merger with AXA Financial.

As you know, so far we have received Hart-Scott-Rodino clearance, and the review process with respect to state insurance department approvals (i.e. New York, Ohio and Arizona), and the federal Office of Thrift Supervision is moving forward. The shareholder vote will be held on February 24, 2004, and we look forward to closing the transaction during the second quarter of this year.

You may have read recent news reports regarding the intentions of a few institutional shareholders to try to block the merger. As stated in our press release last week, “MONY’s Board and senior management believe that AXA Financial’s offer of $31.00 is a full and fair offer and is in the best interests of the company and its shareholders. The fact that no other party has come forward since the announcement of the proposed transaction with an offer greater than AXA Financial’s $31.00 further reinforces this fact. In fact, a number of Wall Street analysts have stated that if the merger is not approved, MONY’s stock price will decline to levels substantially below the $31.00 merger price.”

Despite the facts, it’s not surprising that, with the shareholder vote approaching on February 24, now is the time when those few individuals who are trying to influence the outcome are bound to make the most noise. We have taken a number of steps to reinforce the merits of the proposed transaction with our key stakeholders:

•	We issued a letter to policyholders just after the announcement of the merger plans: “Letter Sent By Financial Professionals and Advisors to their clients”
•	We issued the above-mentioned press release on January 22, 2004.
•	We published a full-page advertisement in the January 27, 2004 issue of The Wall Street Journal.
•	We just issued another letter to policyholders, reiterating what the merger will mean to them, as policyholders and as shareholders: “What the AXA Financial Merger Means to MONY Policyholders”
•	We recapped the rationale for, and the many positive features of, the transaction on our fourth quarter earnings conference call this morning.
•	As we announced on this morning’s call, based on the improvement in earnings, our board of directors declared the company will pay a dividend in the aggregate amount of $12.5 million. The dividend will be paid to shareholders who are record holders of the issued and outstanding shares of MONY’s common stock immediately prior to the effective time of MONY’s merger with AXA Financial, Inc. The dividend per share is expected to be within a range of $0.23 to $0.25 cents. However, the exact per share amount of the dividend will be determined by the total number of issued and outstanding shares of MONY common stock immediately prior to the effective time of the merger with AXA Financial. This dividend is expressly conditioned on the closing of the transaction with AXA Financial.

AXA Financial has also reconfirmed it’s intentions to complete the transaction by recently purchasing from affiliates of Goldman, Sachs & Co. warrants to purchase more than 2.2 million shares of MONY – representing approximately 4.4% of MONY’s issued and outstanding shares. These warrants represent an investment by AXA Financial of more than $68 million. To review AXA Financial’s press release, click here.

The joint MONY-AXA Financial Steering Committee and I have also have been very pleased with the work of the Integration Teams, all of which have made great strides in reviewing, understanding and working to recommend how best to combine the operations of MONY and AXA Financial. While the Committee originally planned for weekly full-team meetings, we will be proceeding instead with small-group meetings as we move forward. In the coming weeks, we will share more with you about these activities in our on-line publication, Integration Update.

I will keep in touch from time to time throughout this process to let you know how things are proceeding overall. I encourage you to continue to submit any questions you might have about the transaction to Integration Update. Please refer any media inquiries you may receive directly to Mary Taylor, Vice President, Corporate Communications at (212) 708-2250. Shareholder inquiries should be directed to Jay Davis, Vice President, Investor Relations, at (212) 708-2917, or to D.F. King & Co., Inc., which is assisting MONY, at their toll-free number: (800) 488-8075.

Due to the complexity of this kind of transaction, the process is lengthy. It’s just the way these things work. But again, we are looking forward to successfully integrating our operations with AXA Financial during the second quarter of this year. Thank you all for your patience with the process.

Important Legal Information

MONY has filed a definitive proxy statement and MONY intends to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the proxy statement regarding the acquisition, carefully in its entirety, because it contains important information about the proposed transaction. A definitive proxy statement has been sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain free copies of the definitive proxy statement, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s website at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by writing to Shareholder Services, MONY, 1740 Broadway, New York, NY 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, NY 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com). Sue Warner

AVP, Organizational Communications

The MONY Group

T: (212) 708-2328

F: (212) 708-2399